Exhibit 99.1

[NATCO Logo] Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Announces Guidance for 2009

Houston, Texas, USA (January 7, 2009): NATCO Group Inc. (NYSE: NTG) announced today preliminary guidance for 2009 for estimated revenue, segment profit and earnings per share of $725 million, $75 million and $2.00 per share, respectively.

NATCO Chairman and Chief Executive Officer John U. Clarke said, "This year will be challenging for our entire industry as many fundamental drivers of our business remain uncertain. Our outlook for 2009 is based on a relatively strong start given the record backlog we bring into the year tempered by still evolving markets in North America and worldwide. We are responding by redirecting our resources to those areas where capital spending by our customers can be expected to generate acceptable returns and by sharpening our focus on our cost structure and capital investments."

The company's guidance is premised on commodity prices for US natural gas averaging $5.50 per million cubic feet and oil prices averaging $55 per barrel for the year. Given those assumptions, the average US rig count can be expected to fall to approximately 1,450 for the year. In addition, global projects which are substantially in flight are expected to be completed as planned with new project awards subject to increased risk of delay or deferral. International field services work is expected to be slow to recover from peak run rates of 2007-2008, offset in part by the benefit from hurricane repair work early in the year.

Due to the difficulty of accurately predicting the timing of bookings, the company also noted that it would discontinue the practice of providing guidance on projected quarterly results in favor of updating its annual guidance periodically throughout the year.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, remarks regarding future business opportunity and capacity. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.